Exhibit 99.7

FOR IMMEDIATE RELEASE:                           CONTACT: Andrea J. Keller
September 14, 1998                                        Frederick Brewing Co.
                                                          301-694-7899, x120

                           Screaming Snowball Spotted
                          on Blue Ridge(R) Beer Bottles
Brewery Alerts Excited Public: Snowball's Chance(TM) Available October 26, 1998


FREDERICK, MD--Frederick Brewing Co. (FBC) announced today the October 26th release of Snowball's Chance(TM), the popular Blue Ridge(R) winter seasonal with a nutty malt character (we're describing the beer here, not the screaming snowball icon) and a smooth, dry finish.

It all started on a Wednesday evening a long, long time ago (actually, late September 1996). Several members of the FBC crew were sitting around the tap room after work discussing the potential introduction of a new Blue Ridge winter seasonal. The FBC crew had only three weeks to develop packaging and a recipe, so they had to make a decision - fast! "We don't have a snowball's chance in hell of coming out with a beer in time," said one member of the group, "we don't even have a name for it!" With that, our head brewer hurried off to his kettles and Snowball's Chance(TM), our most popular seasonal beer, was born. Look for the screaming snowball on Snowball's Chance(TM) packaging and point of sale materials.

Blue Ridge(R) Snowball's Chance(TM) Specifications:

Malts:              2-row, Munich 20 and 10, Special Roast, Caramel 40, Victory,
                    Chocolate
Hops:               Columbia, Mt. Hood
Bitterness:         30 IBUs
Color:              Ruby Red
Gravity:            16 Plato
Alcohol:            6.0% by volume
Co2:                2.6 Vol.

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Founded in 1993 with the Blue Ridge(R) brand of beers, Frederick Brewing Co.
completed an initial public offering (IPO) in 1996. In March 1997, the company moved from a converted warehouse to a purpose-built, 57,000 square foot facility. In December 1997, FBC acquired two other microbreweries, Wild Goose Brewery, Inc. and Brimstone Brewing Co., creating the largest craft brewery in the Mid-Atlantic region. Today, Frederick Brewing Co.'s award-winning beers are sold in 33 states and the District of Columbia. FBC shares are traded under the NASDAQ symbol: BLUE.

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